Press Release
CONTACT:
Barbara M. Conley
General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

Carla Sanders Appointed to First Business Board of Directors
MADISON, WI, June 28, 2017 - First Business Financial Services, Inc. (NASDAQ: FBIZ) announced today that Carla C. Sanders has been appointed to the Board of Directors of First Business Financial Services, Inc.

“We are very pleased to have Carla Sanders join our holding company board,” stated Corey Chambas, CEO. “Carla has an impressive 25-plus year career as a top human resources executive. This expertise and her experience at a large and successful company like AMC will prove valuable to First Business and its shareholders.”

“I am truly impressed with First Business’ strength and performance, and I look forward to contributing to the company’s future success,” stated Sanders.

Ms. Sanders is Senior Vice President of Human Resources and a member of the Executive Committee for AMC Entertainment Holdings, Inc. AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with over 40,000 employees worldwide. Ms. Sanders is responsible for the strategic development and implementation of benefits, community relations, compensation, employment practices, human resource systems, talent acquisition and training and development to secure and retain the highest performing talent at AMC. Ms. Sanders is a steward of AMC’s culture ensuring alignment with the long-term strategic priorities of the enterprise.
Most recently, Ms. Sanders has served as co-chair for the AMC Cares Grant Ceremony and Golf Invitational for three years, was a member of the AMC Information Security Committee, and AMC Scholarship Committee, and continues to serve on the AMC Investment Committee and as Executive Sponsor of the AMC Cares Charitable Fund. She is a member of the boards of directors for the Negro Leagues Baseball Museum and the Kansas City Friends of the Zoo, and serves as board chair for the Central Exchange win/win. She also participates in various national organizations and was inducted as a member of the 2016 class of Women Who Mean Business, a recognition for women who are top-ranking corporate executives, engaged in for-profit businesses or are entrepreneurs in the Kansas City region.
About First Business
First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions. With its niche focus, First Business provides clients with unmatched expertise, accessibility, and responsiveness.

Member FDIC, First Business’s corporate headquarters are at 401 Charmany Drive in Madison, Wis. For additional information, visit www.firstbusiness.com or call 608-238-8008.

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